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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Martinez, John S.		NMS:JMAR
	5800 Armada Drive, Suite 210	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Day/Year)
			September 17, 2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Carlsbad, CA 92008 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☐	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Stock													479,965		I		By Trust

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	Warrants (Right to Buy)		0.34		9/17/02				D*				492

	Warrants (Right to Buy)		0.34		9/17/02				A*			492

	Warrants (Right to Buy)		0.36		9/17/02				D*				11,379

	Warrants (Right to Buy)		0.36		9/17/02				A*			11,379

	Warrants (Right to Buy)		0.41		9/17/02				D*				20,993

	Warrants (Right to Buy)		0.41		9/17/02				A*			20,993

	Warrants (Right to Buy)		0.42		9/17/02				D*				21,889

	Warrants (Right to Buy)		0.42		9/17/02				A*			21,889

	Warrants (Right to Buy)		0.43		9/17/02				D*				11,379

	Warrants (Right to Buy)		0.43		9/17/02				A*			11,379

	Warrants (Right to Buy)		0.44		9/17/02				D*				11,379

	Warrants (Right to Buy)		0.44		9/17/02				A*			11,379

	Warrants (Right to Buy)		0.45		9/17/02				D*				566

	Warrants (Right to Buy)		0.45		9/17/02				A*			566

	Warrants (Right to Buy)		0.47		9/17/02				D*				10,179

	Warrants (Right to Buy)		0.47		9/17/02				A*			10,179

	Warrants (Right to Buy)		0.50		9/17/02				D*				22,750

	Warrants (Right to Buy)		0.50		9/17/02				A*			22,750

	Warrants (Right to Buy)		1.00		9/17/02				D*				7,500

	Warrants (Right to Buy)		1.00		9/17/02				A*			7,500

	Options (Right to Buy)		1.75		9/17/02				D**				10,000

	Options (Right to Buy)		1.75		9/17/02				A**			10,000

	Options (Right to Buy)		2.125		9/17/02				D**				42,000

	Options (Right to Buy)		2.125		9/17/02				A**			42,000

	Options (Right to Buy)		2.4375		9/17/02				D**				5,000

	Options (Right to Buy)		2.4375		9/17/02				A**			5,000

	Warrants (Right to Buy)		2.64		9/17/02				D*				4,000

	Warrants (Right to Buy)		2.64		9/17/02				A*			4,000

	Warrants (Right to Buy)		3.00		9/17/02				D*				306,920

	Warrants (Right to Buy)		3.00		9/17/02				A*			306,920

	Options (Right to Buy)		3.25		9/17/02				D**				75,000

	Options (Right to Buy)		3.25		9/17/02				A**			75,000

	Options (Right to Buy)		3.73		9/17/02				D**				10,000

	Options (Right to Buy)		3.73		9/17/02				A**			10,000

	Warrants (Right to Buy)		3.88		9/17/02				D*				4,000

	Warrants (Right to Buy)		3.88		9/17/02				A*			4,000

	Options (Right to Buy)		4.563		9/17/02				D**				50,000

	Options (Right to Buy)		4.563		9/17/02				A**			50,000

	Options (Right to Buy)		6.50		9/17/02				D**				10,000

	Options (Right to Buy)		6.50		9/17/02				A**			10,000

	Other Options

	Other Warrants

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	*	*		Common Stock	492						I		By Trust

	*	*		Common Stock	492						I		By Trust

	*	*		Common Stock	11,379						I		By Trust

	*	*		Common Stock	11,379						I		By Trust

	*	*		Common Stock	20,993						I		By Trust

	*	*		Common Stock	20,993						I		By Trust

	*	*		Common Stock	21,889						I		By Trust

	*	*		Common Stock	21,889						I		By Trust

	*	*		Common Stock	11,379						I		By Trust

	*	*		Common Stock	11,379						I		By Trust

	*	*		Common Stock	11,379						I		By Trust

	*	*		Common Stock	11,379						I		By Trust

	*	*		Common Stock	566						I		By Trust

	*	*		Common Stock	566						I		By Trust

	*	*		Common Stock	10,179						I		By Trust

	*	*		Common Stock	10,179						I		By Trust

	*	*		Common Stock	22,750						I		By Trust

	*	*		Common Stock	22,750						I		By Trust

	*	*		Common Stock	7,500						I		By Trust

	*	*		Common Stock	7,500						I		By Trust

	**	**		Common Stock	10,000						I		By Trust

	**	**		Common Stock	10,000						I		By Trust

	**	**		Common Stock	42,000						I		By Trust

	**	**		Common Stock	42,000						I		By Trust

	**	**		Common Stock	5,000						I		By Trust

	**	**		Common Stock	5,000						I		By Trust

	*	*		Common Stock	4,000						I		By Trust

	*	*		Common Stock	4,000						I		By Trust

	*	*		Common Stock	306,920						I		By Trust

	*	*		Common Stock	306,920						I		By Trust

	**	**		Common Stock	75,000						I		By Trust

	**	**		Common Stock	75,000						I		By Trust

	**	**		Common Stock	10,000						I		By Trust

	**	**		Common Stock	10,000						I		By Trust

	*	*		Common Stock	4,000						I		By Trust

	*	*		Common Stock	4,000						I		By Trust

	**	**		Common Stock	50,000						I		By Trust

	**	**		Common Stock	50,000						I		By Trust

	**	**		Common Stock	10,000						I		By Trust

	**	**		Common Stock	10,000						I		By Trust

									306,816		I		By Trust

									350,000		I		By Trust

Explanation of Responses:

This form is being filed solely to report the amendment to the termination provisions of these Options and Warrants. Under SEC Rules, this is deemed to be a cancellation of the original Warrants and Options and a re-grant of new Warrants and Options with the new termination dates. No exercise or other transactions in the Warrants or Options or the underlying shares is being reported.

All shares of Common Stock are held by John S. Martinez Separate Property Trust for the benefit of John S. Martinez with John S. Martinez as Trustee.

* The Warrants reported herein had an expiration date of 60 days after Dr. Martinez ceased to be a director. The Board of Directors has amended these Warrants to provide for their expiration on the later of 8/15/08 or 60 days after ceasing to be a director.

** The Options reported herein had various expiration dates and a provision that caused early expiration 60 days after termination as an employee or director. The Board of Directors has amended these options to provide for their expiration on the later of 8/15/08 or 60 days after Dr. Martinez ceases to be a director.

/s/ JOHN S. MARTINEZ **Signature of Reporting Person	9/19/02 Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.